Exhibit 99.1
Cadence Pharmaceuticals Reports Fourth Quarter and Full Year 2006 Financial Results
SAN DIEGO, CA — March 13, 2007 — Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting, announced today financial results for the fourth quarter and year ended December 31, 2006. For the fourth quarter ended December 31, 2006, Cadence reported a net loss of $9.0 million, or $0.53 per share, compared to a net loss of $2.1 million, or $1.74 per share, for the same period in 2005. For the year ended December 31, 2006, Cadence reported a net loss of $52.2 million, or $10.07 per share, as compared to a net loss of $7.7 million, or $6.67 per share, for the same period in 2005. The results for the year ended December 31, 2006 included approximately $2.1 million, or $0.41 per share, in stock-based compensation expense.
As of December 31, 2006, Cadence held cash and cash equivalents of $86.8 million.
“We continued to make great strides in 2006, as we in-licensed IV APAP, an intravenous formulation of acetaminophen for the treatment of acute pain and fever and initiated its Phase III clinical development program, completed our initial public offering and strengthened our management team and board of directors,” said Ted Schroeder, President and CEO of Cadence Pharmaceuticals. “In 2007, we look forward to reporting top-line results from the Phase III clinical trial of our other product candidate, Omigard™, and advancing the Phase III clinical trials for IV APAP.”
Financial Results
Total operating expenses for the fourth quarter of 2006 were $9.6 million, as compared to $2.2 million for the same period of 2005. The increased operating expenses in the fourth quarter of 2006 were primarily a result of increases of $2.8 million and $2.1 million in costs related to the on-going Phase III clinical trials of Omigard and IV APAP, respectively, and the addition of research and development staff to support the clinical and regulatory efforts related to both product candidates. In addition, general and administrative costs increased $1.2 million as a result of stock-based compensation expenses and other personnel related charges, costs related to operating as a public company, a new corporate facility lease and other professional and consulting fees.
Total operating expenses for the year ended December 31, 2006 were $53.6 million, as compared to $7.8 million for the same period in 2005. The increased operating expenses in the year ended December 31, 2006 were primarily a result of a $25 million license fee for IV APAP, which was expensed as in-process research and development, increases of $9.5 million and $2.8 million in costs related to the ongoing trial of Omigard and the initiation of the IV APAP trials, respectively, and the addition of research and development staff to support the clinical and regulatory efforts for both product candidates. In addition, general and administrative costs increased by $3.5 million as a result of stock-based compensation expenses and other personnel related charges, a new corporate facility lease and other professional and consulting fees.
Recent Highlights
•	Cadence priced its initial public offering (IPO) on October 24, 2006 and began trading on The NASDAQ Global Market under the symbol “CADX” on October 25, 2006. The IPO generated net proceeds to Cadence of $56 million from the sale of 6.9 million shares of common stock at $9.00 per share, including the exercise of the underwriters’ over-allotment option in November 2006.

•	In December 2006, Cadence initiated Phase III clinical trials for the development of IV APAP for the treatment of acute pain and fever in adults and children. The clinical development program will enroll approximately 750 patients in two Phase III efficacy trials (gynecologic surgery and fever), two safety trials (adults and children) and two pharmacokinetic trials (adults and children). The gynecologic surgery and adult pharmacokinetic trials are ongoing and the remaining trials will begin patient enrollment in 2007. The company believes that these trials, in addition to the clinical trials completed or being conducted by the licensor, Bristol-Myers Squibb Company (BMS), will satisfy the 505(b)(2) new drug application regulatory requirements.
Anticipated Corporate Milestones for 2007
•	Cadence expects to sign a manufacturing agreement for the commercial supply of the finished drug product for IV APAP.
•	Cadence expects to complete the Phase III clinical trial of Omigard for the prevention of local catheter site infections in the second half of 2007, with top-line results available by the end of 2007.
•	Cadence expects to complete enrollment in the IV APAP clinical trials during 2007. Cadence also anticipates receiving top-line results from a Phase III trial conducted by BMS evaluating IV APAP as a treatment of acute pain following hip replacement surgery. Results from the two Phase III efficacy trials being conducted by Cadence are expected to be available in the first half of 2008.
Financial Outlook for 2007
Cadence currently anticipates that total operating expenses for the full year 2007 will be between $49 million and $53 million including an estimated $3 to $4 million in non-cash stock-based compensation expenses. Cadence currently expects that cash, cash equivalents and investments held for sale at December 31, 2007 will be between $37 million and $41 million.
Conference Call and Webcast Today at 8:30 a.m. Eastern Time
Cadence management will host a conference call today, March 13, 2007, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss financial results for the fourth quarter and year ended December 31, 2006. Interested investors may participate in the conference call by dialing 800-810-0924 (domestic) or 913-981-4900 (international). To access the webcast, please log on to the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next earnings call.

About Cadence Pharmaceuticals
Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. The company currently has two Phase III products in development, including IV APAP, (acetaminophen for injection) for the treatment of acute pain and fever, and Omigard (omiganan pentahydrochloride 1% aqueous gel) for the prevention of catheter-related infections. For more information about Cadence’s pipeline, visit www.cadencepharm.com.
Forward-looking Statements
Cadence cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Cadence’s business, including, without limitation: anticipated future financial results; anticipated timing of completion of ongoing clinical trials for IV APAP and Omigard; the adequacy of the clinical trial design or final results to support regulatory approvals for IV APAP or Omigard in the stated indications or at all; the potential for IV APAP and Omigard to receive regulatory approval for one or more indications on a timely basis or at all; unexpected adverse side effects or inadequate therapeutic efficacy of IV APAP or Omigard that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for IV APAP or Omigard, including the ability to finalize a commercial supply agreement for IV APAP finished drug product; the scope and validity of patent protection for IV APAP or Omigard; the market potential for pain, fever, local catheter site infections and other target markets, and our ability to compete; the potential to attract a strategic collaborator and terms of any related transaction; our ability to raise sufficient capital; and other risks detailed in Cadence’s prior press releases as well as in Cadence’s public filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Omigard™ is a registered trademark of Cadence Pharmaceuticals, Inc.
CONTACTS:

William R. LaRue	Susan Neath
Cadence Pharmaceuticals	Porter Novelli Life Sciences
SVP, Chief Financial Officer	Media & Investor Relations
858-436-1450	619-849-6007

CADENCE PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Operating expenses:
Research and development	$7,775,168	$1,686,140	$47,826,761	$6,126,226
Marketing	249,490	80,078	810,315	240,361
General and administrative	1,615,590	463,615	4,946,121	1,411,810

Total operating expenses	9,640,248	2,229,833	53,583,197	7,778,397

Loss from operations	(9,640,248)	(2,229,833)	(53,583,197)	(7,778,397)
Other income (expense)	690,033	138,938	1,410,256	72,785

Net loss	$(8,950,215)	$(2,090,895)	$(52,172,941)	$(7,705,612)

Basic and diluted net loss per share	$(0.53)	$(1.74)	$(10.07)	$(6.67)

Shares used to compute basic and diluted net loss per share	16,816,445	1,198,828	5,181,920	1,155,879

CADENCE PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$86,825,526	$8,025,285
Securities available-for-sale	—	7,000,000
Prepaid expenses and other current assets	1,168,160	526,173

Total current assets	87,993,686	15,551,458
Property and equipment, net	3,558,618	117,740
Restricted cash	1,233,281	—
Other assets	536,042	222,000

Total assets	$93,321,627	$15,891,198

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,073,726	$715,781
Accrued liabilities	7,378,750	430,220
Current portion of long-term debt	2,338,010	—

Total current liabilities	11,790,486	1,146,001
Deferred rent	1,460,109	—
Long-term debt, less current portion	4,661,990	—
Total stockholders’ equity	75,409,042	14,745,197

Total liabilities and stockholders’ equity	$93,321,627	$15,891,198

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